Filed pursuant to Rule 424(b)(4)
Registration file no. 333-196957
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 3, 2014)

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 24, 2014

        Ordinary Shares
Warrants to Purchase up to     Ordinary Shares
CYREN Ltd.

This prospectus supplement and the accompanying prospectus relate to the offering of               ordinary shares, nominal value NIS 0.15 per share, and warrants to purchase up to                     ordinary shares (and the ordinary shares issuable from time to time upon exercise of these warrants). The ordinary shares and warrants will be sold in combinations consisting of one ordinary share and a warrant to purchase                       of an ordinary share at a price per fixed combination of $                     . The warrants will be exercisable on or after the date that is six months and one day after the date the warrants are issued and will expire ninety (90) months following the date the warrants are issued. The ordinary shares and warrants are immediately separable and will be issued separately.

Our ordinary shares are listed on both the NASDAQ Capital Market, or NASDAQ, and the Tel Aviv Stock Exchange, or TASE, under the symbol “CYRN.” On July 23, 2014, the last reported per share sale price of our ordinary shares on NASDAQ was $2.73 and the last reported per share sale price on the TASE was NIS 9.02 per share (or $2.64 per share, based on the exchange rate between the U.S. dollar and the NIS published by the Bank of Israel on July 23, 2014). We do not intend to apply for listing of the warrants on any national securities exchange or for inclusion of the warrants in any automated quotation system.

The aggregate market value of our outstanding ordinary shares held by non-affiliates was approximately $55.52 million, based on 26,589,023 ordinary shares outstanding as of July 15, 2014, of which 20,337,272 were held by non-affiliates and a per share closing price of $2.73 on NASDAQ as of July 23, 2014. As of the date hereof, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior twelve calendar month period that ends on, and includes, the date of this prospectus supplement.

We have retained William Blair & Company to act as our exclusive placement agent in connection with this offering. See “Plan of Distribution” beginning on page S-25 of this prospectus supplement for more information regarding these arrangements. You should carefully consider the risk factors beginning on page S-5 of this prospectus supplement and set forth in the documents incorporated by reference herein before making any decision to invest in our ordinary shares.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share and Corresponding Warrant	Total
Public offering price	$	$
Placement agent fee	$	$
Proceeds, before expenses, to us (1)	$	$

(1) We have agreed to reimburse the placement agent for certain FINRA related expenses.  See “Plan of Distribution.”

The above summary of offering proceeds to us does not give effect to any exercise of the warrants being issued in this offering.

William Blair & Company, L.L.C. is acting as the exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling any of the shares or warrants pursuant to this prospectus supplement or the accompanying prospectus. We estimate the total expenses of this offering, excluding the placement agent fee, will be approximately $450,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fee and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. We are not required to sell any specific number or dollar amount of the shares or warrants offered in this offering, but the placement agent will use its commercially reasonable efforts to sell the shares and warrants offered. It is anticipated that the shares and the warrants will be delivered against payment thereon on or before , 2014.
______________________________________

William Blair

The date of this prospectus supplement is July      , 2014

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This prospectus supplement and the accompanying prospectus, dated July 3, 2014, are part of a registration statement on Form F-3 (File No. 333-196957) that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this “shelf” registration process, we may from time to time sell any combination of securities described in the accompanying prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering.

As permitted under the rules of the SEC, this prospectus supplement and the accompanying prospectus incorporate by reference important information about us that is contained in documents that we file with the SEC, but that are not attached to or delivered with this prospectus supplement and the accompanying prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Incorporation of Certain Information by Reference” for further information.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of ordinary shares and warrants and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering or the specific terms of the securities offered varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the placement agent have authorized anyone to provide you with any information other than that contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, or in any related free writing prospectus that we file with the Securities and Exchange Commission, or the SEC.  We and the placement agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the ordinary shares and warrants described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy those shares and warrants in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates.  Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus supplement to “we,” “our,” “us,” “the Company” and “CYREN” refer, collectively, to CYREN Ltd., an Israeli registered public company formerly known as Commtouch Software Ltd., and its consolidated subsidiaries.

We have filed trademark applications for “CYREN”.  We are also actively maintaining our registered trademark for “Commtouch,” which is registered in the U.S., Canada, Israel, European Union and China.  This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and the beliefs and assumptions of our management. In addition, statements in the future tense, and statements including words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors and involve known and unknown risks that could cause our actual results, performance, levels of activity, achievements or industry results, to be materially different from those expressed or implied by such forward-looking statements as a result of numerous factors, including business conditions and growth or deterioration in the Internet market, commerce and the general economy, both domestic as well as international; fewer than expected new-partner relationships; competitive factors including pricing pressures, technological developments and products offered by competitors; the availability of resources from suppliers and other third parties; the ability of our original equipment manufacturer (“OEM”) partners to successfully penetrate markets with products integrated with CYREN technology; a slower-than-expected acceptance rate for our newer product offerings; availability of qualified staff; and technological difficulties and resource constraints encountered in developing new products, as well as those risks detailed in this prospectus supplement under “Risk Factors” and  those risks described in the documents that are incorporated by reference in this prospectus supplement, specifically our most recent Annual Report on Form 20-F and our Reports on Form 6-K. Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances, or otherwise after the date hereof.

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PROSPECTUS SUMMARY

This summary highlights information about us and the offering contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. It may not contain all the information that may be important to you. You should carefully read the entire prospectus supplement, the accompanying prospectus, any applicable free writing prospectus, as well as the information incorporated by reference, before making an investment decision, especially the information presented under the heading “Risk Factors” beginning on page S-5 of this prospectus supplement, and under headings “Risk Factors” and “Operating and Financial Review and Prospects” in our most recent Annual Report on Form 20-F, and our consolidated financial statements which are incorporated by reference.

Overview

CYREN is a global leader in information security solutions for protecting web, email and mobile transactions. We are a pioneering security-as-a-service provider of integrated cloud-based security technology providing cost-effective, easily deployed solutions that mitigate external and internal threats, including modern cyber-threats, advanced malware attacks, information leaks, legal liability and productivity loss through global data detection, prevention and intelligence. CYREN delivers innovative security services and detection technologies, designed to protect end users from virus, phishing and malware attacks across all their devices, wherever end users are.

Organizations rely on the Internet and email to conduct business, and frequently send critical or confidential information outside their network perimeters as part of their established business processes. Accelerating use of rich web-based applications with real-time interaction, social web sites with user-generated content, and the rise of cloud services, are increasing the volume and value of information transmitted across the Internet. At the same time, the cost and number of security breaches involving data loss has increased, and regulatory compliance requirements have become more stringent. These trends support the need for unified, organization-wide web and email security solutions that include data loss prevention capabilities and address the dynamic nature of both web content and cyber-threats.

A fundamental shift in the sources of cyber crime, from hackers to organized crime and governments, combined with the emergence of international data trafficking and sophisticated advanced persistent threats (“APTs”), polymorphic threats, zero-day exploits, and user-transplant “drive-by” downloads, is driving an unprecedented wave of targeted, malicious attacks designed to steal valuable information. At the same time, the growth of business-to-business collaboration, as well as the consumerization of IT and the associated adoption of mobile devices and unmanaged Internet-based applications, has proliferated sensitive data and reduced the effectiveness of many existing security products. These factors have contributed to an increasing number of severe data breaches and expanding regulatory mandates, all of which have accelerated demand for effective data protection and security solutions.

CYREN provides cloud-based security solutions that deliver powerful protection through global data intelligence. Regardless of the device or its location, CYREN’s easily deployed web, email, and antimalware products deliver protection in both embedded and security-as-a-service deployments. Organizations rely on CYREN’s cloud-based threat detection and proactive security analytics to provide up-to-date spam classifications, URL categorization and malware detection services. The CYREN GlobalView™ cloud security platform leverages Recurrent Pattern Detection™ technologies to protect more than 550 million users in 190 countries.

Our internet security solutions include real-time inbound and outbound antispam protection for service providers, our Zero-Hour™ virus outbreak detection product, our GlobalView™ Mail Reputation perimeter defense solution, Command Antivirus, GlobalView URL Filtering SDK and, more recently CYREN WebSecurity (CWS) (which includes cloud-based URL filtering and antimalware protection).

We sell our products and services internationally in approximately 190 countries primarily through third-party distribution channels comprised of distributors and value-added resellers with substantial support from our internal sales team and sales engineers. Generally, our software development kit products are provided to OEM and service provider customers, who in turn integrate the software into their product or service offerings for sale or provision of our services to their customers. We are paid service fees under a variety of fee structures, including fixed fee and fee sharing arrangements.

Preliminary Second Quarter 2014 Results of Operations

Although our financial results for the three months ended June 30, 2014 are not yet finalized, the following information reflects our preliminary expectations with respect to such results based on information currently available to management:

•
We expect to report total revenue between $8.1 million and $8.3 million for the three months ended June 30, 2014, compared to $8.1 million for the first quarter of 2014 and $8.1 million for the second quarter of 2013.

•
We expect to report total non-GAAP revenue between $8.1 million and $8.4 million for the three months ended June 30, 2014, compared to $8.1 million for the first quarter of 2014 and $8.2 million for the second quarter of 2013. The difference between non-GAAP and GAAP revenue is derived from the fact that deferred revenues consolidated from acquired companies are accounted under GAAP based on fair value.

•
We expect to report total operating loss between ($1.9 million) and ($2.3 million) for the three months ended June 30, 2014, compared to ($2.1 million) for the first quarter of 2014 and of ($0.7 million) for the second quarter of 2013.

The following table reconciles our expected total non-GAAP revenue to our GAAP revenue for the three months ended June 30, 2014, and provides a comparison to the results from the three months ended March 31, 2014 as well as the three months ended June 30, 2013.  The information presented in the following table is preliminary and unaudited.

	Three months ended
	June 30, 2014		March 31, 2014	June 30, 2013
	Low	High
(in millions of U.S. dollars)	(unaudited)
GAAP revenue	$8.1	$8.3	$8.1	$8.1	fffff
Fair value adjustment to deferred	0.1	0.1	0.0	0.1
Non-GAAP revenue	$8.2	$8.4	$8.1	$8.2	fffff

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We have provided ranges for the preliminary estimated financial results described above because our financial closing procedures for the three months ended June 30, 2014 are not complete. The preliminary estimated financial results presented above are subject to the completion of our quarter-end financial closing procedures. Our closing procedures for the three months ended June 30, 2014 will not be complete, and our financial results for the three months ended June 30, 2014 will not be publicly available, until after the completion of this offering. The information presented above should not be considered a substitute for such full unaudited quarterly financial results once they become available.

The preliminary information presented in this “Preliminary Second Quarter 2014 Results of Operations” section is the responsibility of management, reflects management’s estimates based solely upon information available to us as of the date of this prospectus supplement and is not a comprehensive statement of our financial results for the three months ended June 30, 2014. Our actual results may differ materially from these estimated ranges. For example, during the course of the preparation of the respective financial statements and related notes, additional items that would require material adjustments to be made to the preliminary estimated financial information presented above may be identified. Our independent registered public accounting firm, Kost Forer Gabbay & Kasierer, has not audited, reviewed, compiled or performed any procedures on this preliminary information. Accordingly, Kost Forer Gabbay & Kasierer does not express an opinion or any other form of assurance with respect thereto and therefore you should not place undue reliance upon these preliminary estimates. These preliminary results should be read in conjunction with the information presented under “Operating and Financial Review and Prospects” in our most recent Annual Report on Form 20-F, our consolidated financial statements and related notes and our Reports on Form 6-K incorporated by reference into this prospectus supplement. For additional information, please see “Risk Factors.”

Corporate Information

We were organized as a private company under the laws of the State of Israel on February 10, 1991 and our legal form is a company limited by shares. We became a public company on July 15, 1999 under the name Commtouch Software Ltd.  In January 2014, we changed our legal name to CYREN Ltd., and on February 19, 2014, we announced the completion of our name change.

Our principal executive offices are located at 1 Sapir Rd., 5th Floor, Beit Ampa, P.O. Box 4014, Herzliya, 46140 Israel, and our telephone number is 972–9–863–6888.  Our Amended and Restated Articles of Association are on file in Israel with the office of the Israeli Registrar of Companies and available for public inspection at that office.

THE OFFERING

Ordinary shares offered by us	shares

Warrants offered by us
Warrants to purchase up to             ordinary shares. Each warrant will have an exercise price of $       per share and will be exercisable following the six-month anniversary of the date of its issuance. The warrants will expire ninety months after the date of issuance of the warrants. This prospectus supplement also relates to the offering of the ordinary shares issuable upon exercise of the warrants.

Ordinary shares to be outstanding after this offering	shares (not including warrant shares)

Use of proceeds
We will use the net proceeds we receive from the sale of the ordinary shares and warrants offered hereby for general corporate purposes, including research and development, sales force expansion and working capital. See “Use of Proceeds.”

Lock-up agreements
We and each of our directors and executive officers have agreed, subject to certain exceptions, not to sell, transfer or dispose of any of our ordinary shares for a period of 90 days from the date of this prospectus supplement. See “Plan of Distribution.”

NASDAQ Capital Market Symbol	CYRN

The number of our ordinary shares to be outstanding after this offering is based on 26,589,023 of our ordinary shares outstanding as of July 15, 2014 and excludes:

•	5,327,037 shares issuable upon the exercise of stock options outstanding as of July 15, 2014, at a weighted average exercise price of $3.03 per share;

•	1,712,226 shares available for future issuance as of July 15, 2014 under our compensation plans; and

•	shares issuable upon exercise of the warrants offered hereby.
S-4

RISK FACTORS

Before you invest in our ordinary shares and warrants, you should carefully consider the risk factors specified below and those risk factors set forth in our Annual Report on Form 20-F for the year ended December 31, 2013, together with all of the other information and documents included or incorporated by reference in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference therein. If any of the risks discussed below, in the accompanying prospectus, in our Annual Report on Form 20-F for the year ended December 31, 2013 or in any other document incorporated by reference in this prospectus supplement or the accompanying prospectus, were actually to occur, our business, financial condition, results of operations, or cash flows could be materially adversely affected. In that case, the trading price of our ordinary shares could decline and you could lose all or part of your investment.

Risks Relating to This Offering

There is no public market for the warrants to purchase ordinary shares in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

You will experience immediate dilution in the book value per ordinary share you purchase.

Because the price per ordinary share being offered is substantially higher than the book value per our ordinary share, you will suffer substantial dilution in the net tangible book value of the ordinary shares you purchase in this offering. Based on the public offering price of $        per share and warrants to purchase    of an ordinary share, and the net tangible book value of the ordinary shares of $       per share as of March 31, 2014, if you purchase ordinary shares and warrants in this offering, you will suffer dilution of $          per share, or        %, in the net tangible book value of the ordinary shares. Purchasers in this offering will suffer additional dilution in the event they exercise the warrants offered hereby.

A large number of shares may be sold in the market following this offering, which may depress the market price of our ordinary shares.

All of our ordinary shares sold in the offering, including shares issuable upon exercise of the warrants, will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of our ordinary shares may be sold in the public market following this offering, which may cause the market price of our ordinary shares to decline. If there are more ordinary shares offered for sale than buyers are willing to purchase, then the market price of our ordinary shares may decline to a market price at which buyers are willing to purchase the offered ordinary shares and sellers remain willing to sell the shares.

Risks Relating to Our Business

We need to raise additional capital and continue to generate the cash flow necessary to replenish our working capital, expand our operations and invest in new services and products, and our failure to do so could reduce our ability to compete and harm our business.

As a result of our acquisitions in 2012, net losses in 2013 and in the first quarter of 2014 and capital investments necessary for our move to a cloud-based solutions platform, we have been substantially cash flow negative since 2011, and continue to have significant liquidity needs.  As of March 31, 2014, our cash on hand was $2.3 million, compared to $3.8 million as of December 31, 2013, and our availability under our credit line described below was $5.4 million.

On October 21, 2013, we repaid amounts outstanding under and terminated our prior credit agreements and entered into a credit agreement with a U.S. bank, under which we obtained a credit line equal to the lesser of (i) $7.5 million and (ii) a multiple of monthly recurring revenue (as defined in the credit agreement) that is currently 3x, and which decreases to 2.5x in September 2014 and 2x in January 2015.  As subsequently amended, the duration and availability of this line is subject to several restrictions that significantly restrict our operations and may negatively affect our ability to operate our business and limit our ability to take advantage of potential business opportunities.  These include: a requirement to conduct an equity offering resulting in net proceeds of at least $5 million (which this offering is anticipated to satisfy), maintaining a minimum level of monthly recurring revenue and limiting our total annual capital expenditures.  A breach of any of these covenants could result in a default under our credit line, causing amounts outstanding under the credit line to become immediately due and payable and substantially reducing our available liquidity.  Further, this credit line is secured by a security interest over all of our assets in favor of the lender. If we are unable to repay our bank indebtedness in such circumstances, the bank could foreclose on our assets in order to recover the amounts due, provided that any such foreclosure must be in accordance with the applicable Israeli laws and regulations including without limitation with respect to the technology and intellectual property developed with funding provided by the Office of the Chief Scientist of the Israeli Ministry of Economy, or OCS, as further elaborated below. Any such action might potentially require us to curtail or cease operations.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features to enhance our services and products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, in addition to this offering, we may need to engage in equity or debt financings to secure additional funds. If we raise additional equity financing, our shareholders may experience significant dilution of their ownership interests and the per share value of our ordinary shares could decline. Furthermore, if we engage in debt financing, the holders of debt would have priority over the shareholders, and we may be required to accept terms that restrict our ability to incur additional indebtedness or that otherwise restrict our ability to operate our business. We may also be required to take other actions that would otherwise be in the interests of the debt holders and force us to maintain specified liquidity or other ratios, any of which could harm our business, operating results, and financial condition.

Following the completion of this offering, we expect our cash on hand and availability under our credit line will be sufficient to fund our current operations and anticipated investments for the next 12 months.  However, if our cash flow from operations is insufficient to fund our obligations or if our credit line decreases or is breached, we may not be able to obtain additional financing on terms favorable to us, or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be adversely affected.

Because our solutions could be used to collect and store personal information of our customers’, employees or users, privacy concerns could arise, which result in additional cost and liability to us or inhibit sales of our solutions.

Personal privacy has become a significant issue in the United States and in many other countries where we offer our solutions. The regulatory framework for privacy issues worldwide is currently complex and evolving, and it is likely to remain uncertain for the foreseeable future. Many federal, state and foreign government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use and disclosure of personal information. In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Health Insurance Portability and Accountability Act of 1996 and state breach notification laws and in Israel, the Israeli Protection of Privacy Law, 5741-1981. Internationally, virtually every jurisdiction in which we operate has established its own data security and privacy legal framework with which we or our customers must comply, including the Data Protection Directive established in the European Union (the “EU”) and the Federal Data Protection Act recently passed in Germany.

In addition to government regulation, privacy advocacy and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to us. Because the interpretation and application of privacy and data protection laws are still uncertain, it is possible that these laws may be interpreted and applied in a manner that is in conflict with one another, and is inconsistent with our existing data management practices or the features of our solutions. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our software, which could have an adverse effect on our business. Any actual or perceived inability to adequately address privacy concerns, even if unfounded, or comply with applicable privacy or data protection laws, regulations and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales and harm our business.

Furthermore, the costs of compliance with, and other burdens imposed by, the privacy laws, regulations and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our solutions. Privacy concerns, whether valid or not valid, may inhibit market adoption of our solutions particularly in certain industries and foreign countries.

Risks Relating to Operations in Israel

Conditions in Israel may limit our ability to develop and sell our products, resulting in a decline in revenues.

We are incorporated under the laws of the State of Israel. Our principal research and development facilities are located in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, as well as incidents of civil unrest, and a number of state and non-state actors have publicly committed to its destruction. In recent weeks, Hamas and Israel have been engaged in an escalating military conflict that has caused damage and disrupted economic activities in Israel. It is unclear how long this military conflict may last. Political, economic and military conditions in Israel could directly affect our operations. We could be adversely affected by any major hostilities involving Israel, including acts of terrorism or any other hostilities involving or threatening Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation or a significant downturn in the economic or financial condition of Israel. Any on-going or future violence between Israel and the Palestinians, armed conflicts, terrorist activities, tension along the Israeli borders or with other countries in the region, including Iran, or political instability in the region could disrupt international trading activities in Israel and may materially and negatively affect our business and could harm our results of operations.

Certain countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli companies, companies with large Israeli operations and others doing business with Israel and Israeli companies. In addition, such boycott, restrictive laws, policies or practices may change over time in unpredictable ways, and could, individually or in the aggregate, have a material adverse effect on our business in the future.

Some of our employees in Israel, including some of our executive officers, are obligated to perform annual military reserve duty in the Israel Defense Forces, depending on their age and position in the armed forces. Furthermore, they may be called to active reserve duty at any time under emergency circumstances for extended periods of time. For example, in 2013, four of our employees in Israel were called for active reserve duty, each serving for an average of approximately two weeks. Through June 30, 2014, four of our Israeli employees have been called for active reserve duty, largely as a result of the recent military engagement with Hamas. Our operations could be disrupted by the absence, for a significant period, of one or more of our executive officers or key employees due to military service, and any significant disruption in our operations could harm our business.

The government programs and benefits which we previously received require us to meet several conditions and may be terminated or reduced in the future.

Under the Encouragement of Industrial and Development Law, 5744-1984 (the “Research Law”), research and development programs which meet specified criteria and are approved by a committee of the Office of the Chief Scientist (the “OCS”) of the Israeli Ministry of Economy (formerly named the Ministry of Industry, Trade and Labor) are eligible for grants from the OCS. The grant amounts are determined by the research committee, and are typically a percentage of the project’s expenditures. Under most programs, the grantee is required to pay royalties to the State of Israel from the sale of products developed under the program. Regulations under the Research Law generally provide for the payment of royalties of 3% to 5% (and currently limited to 3.5%) on sales of products and services based on or incorporating technology developed using grants or know-how deriving therefrom, until 100% of the grant, linked to the dollar and bearing interest at the LIBOR rate, is repaid. The royalty rates and the aggregate repayment amount may be higher if manufacturing rights are transferred outside of Israel, as further detailed below. The terms of the Israeli government participation also generally require that products developed with government grants be manufactured in Israel, unless otherwise declared by the Company in its original applications and that the manufacturing rights of products incorporating technology developed thereunder may not be transferred outside of Israel, unless approval is received from the OCS and additional payments are made to the State of Israel. However, this does not restrict the export of products that incorporate the funded technology. The royalty rates may be increased and the repayment ceiling can reach up to three times the amount of the grant received if manufacturing is moved outside of Israel, and substantial payments may be required if the technology itself is transferred outside of Israel.
The Company has previously received grants from the OCS for development of its products under three approved programs, in an aggregate amount of $2.6 million. Two of the programs, under which we received $1.4 million were closed, and the Company is not required to report or pay royalties with respect to these programs. However, to the extent the Company will use, transfer or otherwise incorporate the know-how developed under the closed programs in any product, which the Company has no intentions or plans to do, it would need to pay royalties to the OCS with respect to such programs at the rates detailed above. In addition, any transfer of know-how developed under the closed programs or of manufacturing rights with respect to such know-how will require the consent of the OCS and may require payment to the OCS as detailed herein. Under the active program we received $1.2 million. As of July 16, 2014, we have paid the OCS $0.2 million in royalties under the active program, and royalties in the aggregate amount of $0.4 million under all three programs. As of July 16, 2014, we have a contingent obligation to the OCS in the total amount of $3.1 million under all three programs, of which a total of $2.1 million is attributed solely to the two abovementioned closed programs. An additional amount of $1.0 million is attributed to the Company's active program, which under the circumstances specified herein constitutes the Company's sole contingent obligation to the OCS.

Regardless of any royalty payment obligations, we are further required to comply with the Research Law as amended, and related regulations, with respect to the grants. When a company develops know-how, technology or products using OCS grants, the terms of these grants and the Research Law restrict the transfer of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how inside or outside of Israel, without the prior approval of the OCS and payment of transfer fees. Maximal transfer fees with respect to the transfer of know how are as follows: up to three times the original grant received plus accrued interest as of the date of transfer, when the OCS Research Committee is satisfied that the core research and development activity will remain in Israel, and up to six times the value of the original grant in the case of liquidation of activities in Israel.  Therefore, if aspects of our technologies are deemed to have been developed with OCS funding, the discretionary approval of an OCS committee would be required for any transfer to third parties inside or outside of Israel of know how or manufacturing or manufacturing rights related to those aspects of such technologies. We may not receive those approvals. Furthermore, the OCS may impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel. In addition, the OCS has the discretion to permit overseas manufacture in excess of the declared percentage (deviations of up to 10% do not require consent, but the OCS must be notified). Consent is contingent upon payment of additional royalties, at rates and subject to ceilings set out in the relevant regulations, up to three times the amount of the grants.
In addition to the OCS programs described above, since 2012 we have participated in a research consortium in which high technology companies are members. This consortium is devoted to the development of generic technologies in the field of cyber security technologies. The OCS MAGNET program sponsors this consortium. Under the terms of the MAGNET program, the OCS contributes 66% of the consortium`s industry members’ research budget that the OCS approves and the consortium industry members contribute the remaining 34%. No royalties are payable to the OCS with respect to this funding.  Expenses in excess of the approved budget are borne by the consortium members. The Company's approved budget under the Magnet program was NIS 2.0 million, NIS 2.8 million and NIS 2.7 million for the years 2012, 2013 and 2014, respectively.
 In general, any member of a consortium that develops technology in the framework of a consortium retains the intellectual property rights to this technology, but all other consortium members have the right to use and implement this technology without having to pay royalties to the developing consortium member, provided that the technology will not be transferred to any entity outside of the consortium. The terms of the program prohibit both the manufacture of products using technology developed in the context of the program outside of Israel and the transfer of technology developed under the program to any third party, without the prior written consent of the OCS and compliance with any applicable OCS or Research Law terms, as further detailed above.

None of our Intellectual Property described in this prospectus supplement was developed in the framework of the consortium, nor did we share with consortium members any Intellectual Property which is uniquely connected to our products and projects.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the ordinary shares and warrants we are offering will be approximately $    million, assuming that we sell all of the ordinary shares and warrants we are offering, after deducting the placement agent’s fees and estimated offering expenses payable by us. This amount does not include the proceeds that we may receive in connection with any exercise of the warrants issued in this offering.

We will use the net proceeds we receive from the sale of the ordinary shares and warrants offered by this prospectus supplement and the accompanying prospectus for general corporate purposes, including research and development, sales force expansion and working capital.

Although we have identified some potential uses of the net proceeds to be received upon completion of this offering, we cannot specify these uses with certainty. Our management will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.

Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment grade, interest-bearing instruments.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014, both on an actual basis and as adjusted to give effect to the sale of                          ordinary shares and warrants to purchase up to                  ordinary shares by us in this offering at a public offering price of $           per fixed combination, after deducting estimated placement agent fees and estimated offering expenses payable by us, and assuming no exercise of the warrants.

This table should be read in conjunction with “Use of Proceeds” and our unaudited consolidated financial statements, including the related notes, included or incorporated by reference in this prospectus supplement.

	As of March 31, 2014
	Actual	As Adjusted
(in thousands of U.S. dollars)	(unaudited)
Cash and cash equivalents	$2,327	$

Debt:
Bank credit line	4,297		4,297
Earnout liabilities	4,385		4,385

Total debt	8,682		8,682

Shareholders’ equity:
Ordinary shares, nominal value NIS 0.15 per share; 55,353,340 shares authorized; 26,575,349 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	986
Additional paid-in capital	192,084
Treasury shares	(4,462)		(4,462)
Accumulated other comprehensive income	1,374		1,374
Accumulated deficit	(163,185)		(163,185)

Total shareholders’ equity	26,797
Total capitalization	$35,479	$

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are traded on both the NASDAQ Capital Market and the TASE under the symbol “CYRN.”

The following table sets forth, for the periods indicated, the high and low reported sales prices of our ordinary shares as reported by NASDAQ.

	High	Low
Fiscal Year Ended December 31, 2012
1st Quarter	$3.40	$2.90
2nd Quarter	$3.21	$2.42
3rd Quarter	$3.00	$2.48
4th Quarter	$3.20	$2.42

Fiscal Year Ended December 31, 2013
1st Quarter	$3.99	$2.86
2nd Quarter	$3.25	$2.30
3rd Quarter	$3.30	$2.02
4th Quarter	$3.28	$2.52

Fiscal Year Ending December 31, 2014
1st Quarter	$4.10	$2.88
2nd Quarter	$3.78	$2.84
3rd Quarter (Through July 23)	$3.03	$2.64

The following table sets forth, for the periods indicated, the high and low reported sales prices of our ordinary shares as reported by TASE.  Sales prices on the TASE are reported in NIS.

	High	Low
Fiscal Year Ended December 31, 2012
1st Quarter	NIS 13.37	NIS 10.83
2nd Quarter	NIS 12.76	NIS 9.22
3rd Quarter	NIS 11.64	NIS 10.06
4th Quarter	NIS 12.34	NIS 9.49

Fiscal Year Ended December 31, 2013
1st Quarter	NIS 14.50	NIS 10.51
2nd Quarter	NIS 11.82	NIS 9.90
3rd Quarter	NIS 12.15	NIS 8.24
4th Quarter	NIS 11.23	NIS 8.75

Fiscal Year Ending December 31, 2014
1st Quarter	NIS 13.99	NIS 12.00
2nd Quarter	NIS 10.55	NIS 9.73
3rd Quarter (Through July 23)	NIS 10.33	NIS 8.72

On July 23, 2014, the last reported trading price of our ordinary shares was $2.73 on the NASDAQ and NIS 9.02 on the TASE.  As of July 3, 2014 there were 36 holders of record of our ordinary shares.

DIVIDEND POLICY

If we decide to distribute a cash dividend out of income that has been tax exempt due to an “approved enterprise” status under the Law for the Encouragement of Capital Investments, 5719-1959, the amount of cash dividend will be subject to corporate tax at the rate then in effect under Israeli law. We have never declared or paid cash dividends on our ordinary shares.  However, we have not adopted a policy not to pay cash dividends and therefore may declare a dividend in the future. Our current plans are to retain future earnings primarily to finance the development of our business and for other corporate purposes.

MATERIAL U.S. FEDERAL AND ISRAELI INCOME TAX CONSIDERATIONS

Israeli Taxation

The following is a summary of the principal tax laws applicable to companies in Israel, including special reference to their effect on us, and Israeli government programs benefiting us. This section also contains a discussion of the material Israeli tax consequences to you if you acquire ordinary shares and warrants of our company. This summary does not discuss all the aspeccts of Israeli tax law that may be relevant to you in light of your personal investment circumstances or if you are subject to special treatment under Israeli law. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, we cannot assure you that the views expressed in this discussion will be accepted by the tax authorities. The discussion should not be understood as legal or professional tax advice and is not exhaustive of all possible tax considerations.

In general, the exercise of warrants into ordinary shares is not a taxable event, but upon the sale of such ordinary shares a taxable event will occur. Furthermore, the mere expiration of a warrant is not a taxable event. In the event that a warrant itself is sold by a non-Israeli resident, an exemption from Israeli capital gains tax may apply pursuant to the Israeli Tax Ordinance (New Version), 5721-1961.

General Corporate Tax Structure

Israeli companies are generally subject to corporate tax at the rate of 26.5% as of 2014.

Capital Gains Tax on Sales of Our Ordinary Shares

Corporations are subject to corporate tax with respect to total income, including capital gains, at a rate of 26.5%.

Non-Israeli residents are exempt from Israeli capital gains tax on any gains derived from the sale of ordinary shares in an Israeli corporation publicly traded on the Tel Aviv Stock Exchange and/or on a foreign stock exchange, provided such gains do not derive from a permanent establishment of such shareholders in Israel and that such shareholders did not acquire their shares prior to the issuer’s initial public offering. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of more than 25% in such non-Israeli corporation, or (ii) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In some instances where our shareholders may be liable to Israeli tax on the sale of their ordinary shares or warrants, the payment of the consideration may be subject to Israeli withholding tax.

Pursuant to the Convention Between the Government of the United States of America and the government of Israel with Respect to Taxes on Income, as amended (the “U.S.-Israel Tax Treaty”), the sale, exchange or disposition of ordinary shares by a person who (i) holds our ordinary shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty and (iii) is entitled to claim the benefits afforded to such person by the U.S.-Israel Tax Treaty (a “Treaty U.S. Resident”), generally, will not be subject to the Israeli capital gains tax. Such exemption will not apply if (i) such Treaty U.S. Resident holds, directly or indirectly, ordinary shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale, exchange or disposition, subject to certain conditions, or (ii) the capital gains from such sale, exchange or disposition can be allocated to a permanent establishment in Israel. In such case, the sale, exchange or disposition of ordinary shares would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Tax Treaty, such Treaty U.S. Resident would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel Tax Treaty does not relate to U.S. state or local taxes.

Taxation of Non-Resident Holders of Shares

Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel. Such sources of income include passive income such as dividends, royalties and interest, as well as non-passive income from services rendered in Israel. On distributions of dividends other than bonus shares, or stock dividends, to Israeli and non-Israeli resident individuals and non-Israeli resident corporations we would be required to withhold income tax at the rate of 25% (or 30% if such non-Israeli resident individual is a “substantial shareholder” at the time receiving the dividend or on any date in the 12 months preceding such date), unless a different rate is provided in an applicable tax treaty. Under the U.S.-Israel Tax Treaty, the maximum tax on dividends paid to a holder of our ordinary shares who is a Treaty U.S. Resident is 25%. Furthermore, dividends not generated by an Approved Enterprise (or Benefited Enterprise) paid to a U.S. corporation holding at least 10% of our issued voting power during the part of the tax year which precedes the date of payment of the dividend and during the whole of its prior tax year, are generally taxed at a rate of 12.5%.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax consequences to a “U.S. Holder” arising from the purchase, ownership and sale of our warrants and ordinary shares. For this purpose, a “U.S. Holder” is a holder of warrants or ordinary shares that is: (1) an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under U.S. federal income tax laws; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income tax regardless of source; (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) a trust that has a valid election in effect to be treated as a U.S. person to the extent provided in U.S. Treasury Regulations.

This discussion is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase or hold our warrants or ordinary shares. This summary generally considers only U.S. Holders that will own our warrants and ordinary shares as capital assets. Except to the limited extent discussed below, this summary does not consider the U.S. federal tax consequences to a person that is not a U.S. Holder, nor does it describe the rules applicable to determine a taxpayer’s status as a U.S. Holder. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, final, temporary and proposed U.S. Treasury Regulations promulgated thereunder, administrative and judicial interpretations thereof, and the U.S.-Israel Income Tax Treaty, all as in effect as of the date hereof and all of which are subject to change, possibly on a retroactive basis, and all of which are open to differing interpretations. CYREN will not seek a ruling from the U.S. Internal Revenue Service, or the IRS, with regard to the U.S. federal income tax treatment of an investment in our warrants or ordinary shares by U.S. Holders and, therefore, can provide no assurances that the IRS will agree with the conclusions set forth below.

This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder based on such holder’s particular circumstances and in particular does not discuss any estate, gift, generation-skipping, transfer, state, local or non-U.S. tax considerations. In addition, this discussion does not address the U.S. federal income tax treatment of a U.S. Holder who is: (1) a bank, life insurance company, regulated investment company, or other financial institution or “financial services entity”; (2) a broker or dealer in securities or foreign currency; (3) a person who acquired our warrants or ordinary shares in connection with employment or other performance of services; (4) a U.S. Holder that is subject to the U.S. alternative minimum tax; (5) a U.S. Holder that holds our warrants or ordinary shares as part of a hedging, straddle, conversion or constructive sale transaction or other risk-reduction transaction for U.S. federal income tax purposes; (6) a tax-exempt entity; (7) real estate investment trusts; (8) a U.S. Holder that expatriates out of the United States or a former long-term resident of the United States; or (9) a person having a functional currency other than the U.S. dollar. This discussion does not address the U.S. federal income tax treatment of a U.S. Holder that owns, directly or constructively, at any time, our warrants and/or ordinary shares representing 10% or more of our voting power.

Additionally, this discussion does not address the tax treatment of partnerships or persons who hold our warrants or ordinary shares through partnerships or other entities that are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our warrants or ordinary shares should consult his, her, or its own tax advisor regarding the tax consequences of the purchase, ownership, and disposition of our warrants or ordinary shares through a partnership or other pass-through entity, as applicable.

You are encouraged to consult your own tax advisor with respect to the specific U.S. federal and state income tax consequences to you, in light of your particular circumstances, of purchasing, holding or disposing of our warrants or ordinary shares, including the effects of applicable state, local, non-U.S. or other tax laws and possible changes in the tax laws.

Allocation of Purchase Price to Ordinary Shares and Warrants

For U.S. federal income tax purposes, a U.S. Holder’s acquisition of the ordinary shares and warrants will be treated as the acquisition of an “investment unit” consisting of one ordinary share and a warrant to purchase     of an ordinary share.  The purchase price for each unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by a U.S. Holder.  This allocation of the purchase price for each unit will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the ordinary share and the warrant included in each unit.  Each U.S. Holder should consult its own tax advisor regarding the allocation of the purchase price for a unit.

Taxation of Warrants

Exercise of Warrants

A U.S. Holder will not be required to recognize taxable gain or loss upon the exercise of a warrant for ordinary shares, except with respect to cash received in lieu of a fractional share. The U.S. Holder’s adjusted tax basis in the ordinary shares received upon exercise generally will be an amount equal to the sum of the holder’s tax basis in the warrant plus the exercise price of the warrant, less any portion of the tax basis attributable to the receipt of cash in lieu of a fractional share. Except as provided under the heading “Passive Foreign Investment Companies” below, the holding period for the ordinary shares received upon exercise of the warrant will begin on the date of exercise of the warrant. A U.S. Holder’s receipt of cash in lieu of a fractional ordinary share will generally be treated as if such U.S. Holder had received the fractional ordinary share upon exercise of the warrant and then received such cash in redemption of such ordinary share. For more information regarding the tax considerations related to the ownership and disposition of our ordinary shares acquired upon exercise of the warrant, see the discussion below regarding “Taxation of Ordinary Shares.”

Lapse of Warrants

Except as provided under the heading “Passive Foreign Investment Companies” below, if a warrant is allowed to lapse unexercised, a U.S. Holder will recognize a capital loss in an amount equal to its tax basis in the warrant.  Such loss will be long-term capital loss if the warrant has been held for more than one year as of the date the warrant lapsed. The deductibility of capital losses is subject to limitation.

Disposition of Warrants

Except as provided under the heading “Passive Foreign Investment Companies” below, upon the sale, exchange or other disposition of our warrants, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s tax basis in the sold warrants and the amount realized on the disposition of such warrants (or its U.S. dollar equivalent determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in a foreign currency). The gain or loss realized on the sale or exchange or other disposition of warrants will be long-term capital gain or loss if the U.S. Holder has a holding period in the warrants of more than one year at the time of the disposition. The deductibility of capital losses is subject to limitation.

Certain Adjustments to Warrants

Under Section 305 of the Code, an adjustment to the number of ordinary shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our "earnings and profits" or assets, depending on the circumstances  of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). For more information regarding the tax considerations related to distributions, see the discussion below regarding “Taxation of Ordinary Shares.”

Taxation of Ordinary Shares

Distributions on Ordinary Shares

Subject to the discussion under the heading “Passive Foreign Investment Companies” below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any distribution paid on ordinary shares (including the amount of any Israeli tax withheld on the date of the distribution), to the extent that such distribution does not exceed our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. The amount of a distribution which exceeds our earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. Holder’s tax basis in its ordinary shares to the extent thereof, and then capital gain from the sale or exchange of such ordinary shares. Since we do not calculate our earnings and profits under U.S. federal income tax principles, it is expected that any distribution will be reported as a dividend, even if the distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. Corporate holders generally will not be allowed a deduction for dividends received. For non-corporate U.S. Holders, to the extent that their total adjusted income does not exceed applicable thresholds, the maximum federal income tax rate for “qualified dividend income” and long-term capital gains is generally 15%. For those non-corporate U.S. Holders whose total adjusted income exceeds such income thresholds, the maximum federal income tax rate on “qualified dividend income” and long-term capital gains is generally 20%. For this purpose, “qualified dividend income” means, inter alia, dividends received from a “qualified foreign corporation.” A “qualified foreign corporation” is a corporation that is entitled to the benefits of a comprehensive tax treaty with the United States which includes an exchange of information program. The IRS has stated that the Israel-U.S. Tax Treaty satisfies this requirement and we believe we are eligible for the benefits of that treaty.

In addition, our dividends will be qualified dividend income if our ordinary shares are readily tradable on NASDAQ or another established securities market in the United States. Dividends will not qualify for the preferential rate if we are treated, in the year the dividend is paid or in the prior year, as a passive foreign investment company, or PFIC. A U.S. Holder will not be entitled to the preferential rate: (i) if the U.S. Holder has not held our ordinary shares for at least 61 days of the 121 day period beginning on the date which is 60 days before the ex-dividend date, or (ii) to the extent the U.S. Holder is under an obligation to make related payments on substantially similar property. Any days during which the U.S. Holder has diminished its risk of loss on our ordinary shares are not counted towards meeting the 61-day holding period. Finally, U.S. Holders who elect to treat the dividend income as “investment income” pursuant to Code section 163(d)(4) will not be eligible for the preferential rate of taxation.

The amount of a distribution with respect to our ordinary shares will include the fair market value of any property distributed, and for U.S. federal income tax purposes, the amount of any Israeli taxes withheld therefrom. (See discussion above under “Taxation of Non-Resident Holders of Shares.”) Cash distributions paid by us in NIS will be included in the income of U.S. Holders at a U.S. dollar amount based upon the spot rate of exchange in effect on the date the dividend is includible in the income of the U.S. Holder, and U.S. Holders will have a tax basis in such NIS for U.S. federal income tax purposes equal to such U.S. dollar value. If the U.S. Holder subsequently converts the NIS, any subsequent gain or loss in respect of such NIS arising from exchange rate fluctuations will be U.S. source ordinary exchange gain or loss.

Distributions paid by us will generally be foreign source income for U.S. foreign tax credit purposes. Subject to the limitations set forth in the Code, U.S. Holders may elect to claim a foreign tax credit against their U.S. income tax liability for Israeli income tax withheld from distributions received in respect of our ordinary shares. In general, these rules limit the amount allowable as a foreign tax credit in any year to the amount of regular U.S. tax for the year attributable to foreign source taxable income. This limitation on the use of foreign tax credits generally will not apply to an electing individual U.S. Holder whose creditable foreign taxes during the year do not exceed $300, or $600 for joint filers, if such individual’s gross income for the taxable year from non-U.S. sources consists solely of certain passive income. A U.S. Holder will be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received with respect to our ordinary shares if such U.S. Holder has not held our ordinary shares for at least 16 days out of the 31-day period beginning on the date that is 15 days before the ex-dividend date or to the extent that such U.S. Holder is under an obligation to make certain related payments with respect to substantially similar or related property. Any day during which a U.S. Holder has substantially diminished his or her risk of loss with respect to our ordinary shares will not count toward meeting the 16-day holding period.  The rules relating to the determination of the U.S. foreign tax credit are complex, and U.S. Holders should consult with their own tax advisors to determine whether, and to what extent, they are entitled to such credit. U.S. Holders that do not elect to claim a foreign tax credit may instead claim a deduction for Israeli income taxes withheld, provided such U.S. Holders itemize their deductions.

Disposition of Shares

Except as provided under the PFIC rules described below, upon the sale, exchange or other disposition of our ordinary shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s tax basis in the sold ordinary shares and the amount realized on the disposition of such ordinary shares (or its U.S. dollar equivalent determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in a foreign currency). The gain or loss realized on the sale or exchange or other disposition of ordinary shares will be long-term capital gain or loss if the U.S. Holder has a holding period in the ordinary shares of more than one year at the time of the disposition.

In general, gain realized by a U.S. Holder on a sale, exchange or other disposition of ordinary shares will be treated as U.S. source income for U.S. foreign tax credit purposes. A loss realized by a U.S. Holder on the sale, exchange or other disposition of ordinary shares is generally allocated to U.S. source income. However, U.S. Treasury Regulations require such loss to be allocated to foreign source income to the extent specified dividends were received by the taxpayer within the 24-month period preceding the date on which the taxpayer recognized the loss. The deductibility of a loss realized on the sale, exchange or other disposition of ordinary shares is subject to limitations.

Tax on Net Investment Income

U.S. Holders who are individuals, estates or trusts will generally be required to pay a 3.8%  tax on their net investment income (including dividends on our ordinary shares and gains from the sale or other disposition of our warrants or ordinary shares), or in the case of estates and trusts, on their net investment income that is not distributed. In each case, this tax applies only to the extent that the U.S. Holder’s total adjusted income exceeds applicable thresholds.

Passive Foreign Investment Companies

Special U.S. federal income tax laws apply to a U.S. Holder who owns shares or warrants of a corporation that was (at any time during the U.S. Holder’s holding period for the shares or warrants) a PFIC. We would be treated as a PFIC for U.S. federal income tax purposes for any tax year if, in such tax year, either:

•
75% or more of our gross income (including our pro rata share of gross income for any company, U.S. or foreign, in which we are considered to own 25% or more of the shares by value), in a taxable year is passive (the “Income Test”); or

•
At least 50% of our assets, averaged over the year and generally determined based upon value (including our pro rata share of the assets of any company in which we are considered to own 25% or more of the shares by value), in a taxable year are held for the production of, or produce, passive income (the “Asset Test”).

For this purpose, passive income generally consists of dividends, interest, rents, royalties, annuities and income from certain commodities transactions and from notional principal contracts. Cash is treated as generating passive income.

If we are or become a PFIC, each U.S. Holder who has not elected to treat us as a qualified electing fund by making a “QEF election”, or who has not elected to mark the shares to market (as discussed below), would, upon receipt of certain distributions by us with respect to our ordinary shares and upon disposition of our warrants or ordinary shares at a gain, be liable to pay U.S. federal income tax at the then prevailing highest tax rates on ordinary income plus interest on such tax, as if the distribution or gain had been recognized ratably over the taxpayer’s holding period for our warrants or ordinary shares (including, in the case of an ordinary share received upon exercise of a warrant, the holding period for the warrant). Indirect investments in a PFIC may also be subject to special U.S. federal income tax rules.

The PFIC rules described above would not apply to a U.S. Holder who makes a QEF election for all taxable years that such U.S. Holder has held our ordinary shares while we are a PFIC, provided that we comply with specified reporting requirements. Instead, each U.S. Holder who has made such a QEF election is required for each taxable year that we are a PFIC to include in income such U.S. Holder’s pro rata share of our ordinary earnings as ordinary income and such U.S. Holder’s pro rata share of our net capital gains as long-term capital gain, regardless of whether we make any distributions of such earnings or gain. In general, a QEF election is effective only if we make available certain required information. The QEF election is made on a shareholder-by-shareholder basis and generally may be revoked only with the consent of the IRS. Although we have no obligation to do so, we intend to comply with the applicable information reporting requirements for U.S. Holders to make a QEF election.

A U.S. Holder of PFIC shares which are traded on qualifying public markets, including the NASDAQ, can elect to mark the shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the PFIC shares and the U.S. Holder’s adjusted tax basis in the PFIC shares. Losses are allowed only to the extent of net mark-to-market gain previously included in income by the U.S. Holder under the election for prior taxable years.

Neither a QEF election nor a mark-to-market election can be made with respect to our warrants. In addition, a QEF election may not be available with respect to ordinary shares acquired upon exercise of a warrant, if we were a PFIC during the holding period for the warrant.

Based on the projected composition of our income and value of our assets (determined using their fair market values), we do not currently expect to be a PFIC for our current taxable year and we do not anticipate being a PFIC in the foreseeable future. However, in light of the complexity of the PFIC rules, we cannot assure you that we have not been or are not a PFIC or will avoid becoming a PFIC in the future. If we are a PFIC for any taxable year during which a U.S. Holder holds ordinary shares or warrants, our ordinary shares or warrants will continue to be treated as interests in a PFIC with respect to that U.S. Holder for all succeeding taxable years during which that U.S. Holder holds our ordinary shares or warrants (subject to specified exceptions for U.S. Holders who made a QEF or mark-to-market election) unless we cease to be a PFIC and that a U.S. Holder makes a “deemed sale” election with respect to the ordinary shares or warrants. If a U.S. Holder makes a deemed sale election, such U.S. Holder will be deemed to have sold the ordinary shares or warrants held at their fair market value as of the last day of the last year during which we were a PFIC.  U.S. Holders are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a QEF or mark-to-market election with respect to our ordinary shares in the event that we qualify as a PFIC as well as the benefit of making an actual or protective deemed sale election if we cease to be a PFIC. For those U.S. Holders who determine that we were a PFIC in any of our taxable years and notify us in writing of their request for the information required in order to effectuate the QEF election described above, we will promptly make such information available to them.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to backup withholding at a rate of 28% with respect to cash dividends on our ordinary shares and proceeds from a disposition of our warrants or ordinary shares. In general, back-up withholding will apply only if a U.S. Holder fails to comply with specified identification procedures. Backup withholding will not apply with respect to payments made to designated exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, provided that the required information is timely furnished to the IRS.

Under the Hiring Incentives to Restore Employment Act of 2010 (the “HIRE Act”), some payments made to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. Treasury Regulations provide that such withholding will only apply to distributions paid on or after July 1, 2014, and to payments of gross proceeds from a sale or other disposition of our warrants or ordinary shares made on or after January 1, 2017.  U.S. Holders should consult their own tax advisors regarding the effect, if any, of the HIRE Act on their ownership and disposition of our warrants or ordinary shares. See “Non-U.S. Holders of Warrants or Ordinary Shares.”

A U.S. Holder that holds certain foreign financial assets (which may include our ordinary shares or warrants) other than in an account at a financial institution may be required to report information relating to such assets to the Internal Revenue Service.  Failure to report such information, if required, may result in substantial penalties.  U.S. Holders should consult their own tax advisors regarding such reporting requirement.

Non-U.S. Holders of Warrants or Ordinary Shares

Except as provided below, an individual, corporation, estate or trust that is not a U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the payment of dividends on our ordinary shares and the proceeds from the disposition of our warrants or ordinary shares.

A non-U.S. Holder may be subject to U.S. federal income or withholding tax on a dividend paid on our ordinary shares or the proceeds from the disposition of our warrants or ordinary shares if: (1) such item is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States and, in the case of a non-U.S. Holder that is a resident of a country which has an income tax treaty with the United States, such item is attributable to a permanent establishment or, in the case of gain realized by an individual non-U.S. Holder, a fixed place of business in the United States;  or (2) in the case of a disposition of our warrants or ordinary shares, the individual non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and other specified conditions are met.

In general, non-U.S. Holders will not be subject to backup withholding with respect to the payment of dividends on our ordinary shares or the proceeds from the disposition of our warrants or ordinary shares if payment is made through a paying agent or office of a foreign broker outside the United States. However, if payment is made in the United States or by a U.S. related person, non-U.S. Holders may be subject to backup withholding, unless the non-U.S. Holder certifies to its foreign status on an applicable Form W-8 (or a substantially similar form) or otherwise establishes an exemption. A U.S. related person for these purposes is a person with one or more current relationships with the United States.

The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

The HIRE Act may impose withholding taxes on some types of payments made to “foreign financial institutions” and some other non-U.S. entities. Under the HIRE Act, the failure to comply with additional certification, information reporting and other specified requirements could result in a 30% withholding tax being imposed on certain payments to U.S. Holders that own warrants or ordinary shares through foreign accounts or foreign intermediaries and specified non-U.S. Holders. U.S. Treasury Regulations provide that such withholding will only apply to distributions paid on or after July 1, 2014, and to payments of gross proceeds from a sale or other disposition of our warrants or ordinary shares made on or after January 1, 2017.  You should consult your own tax advisor regarding the HIRE Act.

DESCRIPTION OF SECURITIES WE ARE OFFERING

In this offering, we are offering up to                       of our ordinary shares and warrants to purchase up to an additional                 of our ordinary shares. This prospectus supplement also relates to the offering of the ordinary shares issuable upon exercise of the offered warrants.  The ordinary shares and warrants will be sold in combinations consisting of one ordinary share and a warrant to purchase                       of an ordinary share at a price of $                     per fixed combination. The warrants will be exercisable on or after the date that is six months after the date the warrants are issued at an exercise price of $           per ordinary share and will expire 90 months following the date the warrants are issued. The ordinary shares and warrants are immediately separable and will be issued separately.

Ordinary Shares

The following description of our share capital is intended as a summary only and therefore is not a complete description of our share capital. This description is based upon, and is qualified by reference to, our Memorandum of Association, our Amended and Restated Articles of Association and applicable provisions of Israeli corporate law. You should read our Memorandum of Association and Amended and Restated Articles of Association, which are filed as exhibits to the registration statement of which this prospectus supplement forms a part, for the provisions that are important to you.

As of the date of this prospectus supplement, our authorized share capital consisted of 55,353,340 ordinary shares, nominal value NIS 0.15 per share. As of July 15, 2014, there are 26,589,023 ordinary shares issued and outstanding.

The material terms and provisions of our ordinary shares are described under the caption “Description of Ordinary Shares” starting on page 16 of the accompanying prospectus.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. The summary is subject to, and qualified in its entirety by, the form of warrant, which is attached hereto as Appendix A.

Each purchaser will receive, for each fixed combination purchased, one ordinary share and a warrant representing the right to purchase     of an ordinary share at an initial exercise price of $      per ordinary share. The warrants will be exercisable on or after the date that is six months after the date the warrants are issued and will terminate 90 months following the date the warrants are issued. The exercise price and the number of ordinary shares for which each warrant may be exercised is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our ordinary shares and the exercise price of warrants held by a purchaser (or such purchaser’s direct or indirect transferee) is subject to appropriate adjustment in the event of cash dividends or other distributions to holders of shares of our common stock.

There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply to list the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited. In addition, in the event our ordinary share price does not exceed the per share exercise price of the warrants during the period when the warrants are exercisable, the warrants will not have any value.

Holders of the warrants may exercise their warrants to purchase our ordinary shares by delivering an exercise notice, appropriately completed and duly signed. Payment of the exercise price for the number of shares for which the warrant is being exercised is required to be delivered within two trading days after exercise of the warrant. In the event that the registration statement relating to the warrant shares is not effective, a holder of warrants will have the right to exercise its warrants for a net number of warrant shares pursuant to the cashless exercise procedures specified in the warrants. Warrants may be exercised in whole or in part, and any portion of a warrant not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver ordinary shares issuable upon exercise of a warrant. Upon the holder’s exercise of a warrant, we will issue the ordinary shares issuable upon exercise of the warrant within three trading days of our receipt of notice of exercise and payment of the exercise  price.

The ordinary shares issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of ordinary shares equal to the number of ordinary shares issuable upon exercise of all outstanding warrants.

If, at any time warrants are outstanding, we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding voting stock, or the sale of all or substantially all of our assets, the holder of any warrants will thereafter receive upon exercise of the warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise of such warrants would have been entitled upon such consolidation or merger or other transaction. Furthermore, we cannot enter into a fundamental transaction unless the successor entity assumes in writing all of our obligations to the warrant holders. Additionally, in the event of a fundamental transaction, each warrant holder will have the right to require us, or our successor, to repurchase its warrant for an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the warrant on the date of the consummation of such fundamental transaction.

The exercisability of the warrants may be limited in certain circumstances if, upon exercise, certain holders or any of their affiliates would beneficially own more than 4.99% of our ordinary shares. This limit may be increased to up to 9.99% upon no fewer than 60 days’ notice.

PLAN OF DISTRIBUTION

Placement Agency Agreement and Subscription Agreements

William Blair & Company, L.L.C., which we refer to as the placement agent, has agreed to act as the exclusive placement agent in connection with this offering subject to the terms and conditions of a placement agency agreement dated as of July       , 2014. The placement agent is not purchasing or selling any ordinary shares or warrants offered by this prospectus supplement, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the ordinary shares and warrants, but the placement agent has agreed to use its commercially reasonable efforts to arrange for the sale of all of the ordinary shares and warrants offered hereby. Therefore, we will enter into subscription agreements directly with purchasers in connection with this offering and we may not sell the entire amount of ordinary shares and warrants offered pursuant to this prospectus supplement.

The placement agency agreement provides that the obligations of the placement agent are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary opinions, letters and closing certificates.

The placement agent proposes to arrange for the sale to one or more purchasers of the ordinary shares and warrants offered pursuant to this prospectus supplement through the subscription agreements between the purchasers and us. We will negotiate the price for the ordinary shares and warrants offered in this offering with the purchasers. The factors considered in determining the price include the recent market price of our ordinary shares, the general condition of the securities market at the time of this offering, the history of, and the prospects, for the industry in which we compete, our past and present operations and our prospects for future revenues.

We have agreed to indemnify the placement agent against liabilities under the Securities Act, and against breaches of our representations and warranties and covenants in the placement agency agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

We have agreed, subject to limited exceptions, for a period of 90 days after the date of this prospectus supplement, not to, without the prior written consent of the placement agent, directly or indirectly,

•
offer to sell, hypothecate, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, any ordinary shares, or any securities convertible into or exercisable or exchangeable for ordinary shares,

•
file or cause to become effective a registration statement under the Securities Act relating to the offer and sale of any ordinary shares or securities convertible into or exercisable or exchangeable for ordinary shares, or

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares,

other than the issuance of stock options to employees, directors and consultants pursuant to our share option plans, issuances of ordinary shares upon the exercise of options disclosed in the accompanying prospectus or upon the conversion or exchange of convertible or exchangeable securities disclosed as outstanding in the accompanying prospectus (provided that each recipient of such shares agrees that all such shares remain subject to these transfer restrictions), or the purchase or sale of our securities pursuant to a plan, contract or instruction that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) that was in effect prior to the date of this prospectus supplement.

In addition, our officers and directors have agreed, subject to limited exceptions, for a period of 90 days after the date of this prospectus supplement, not to, without the prior written consent of the placement agent:

•
sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, to file (or participate in the filing of) a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to, any ordinary shares or any other securities substantially similar to the ordinary shares or securities convertible or exchangeable into, or exercisable for, ordinary shares;

•	enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ordinary shares;

•	make any demand for or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares; or

•	publicly announce an intention to effect any of the foregoing transactions.

The 90-day lock-up periods will be extended if (1) we release earnings results or material news or a material event relating to our company occurs during the last 17 days of the lock-up period, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period. In either case, the lock-up period will be extended for 18 days after the date of the release of the earnings results or the occurrence of the material news or material event unless the placement agent waives such extension.

Fees

The placement agent will be entitled to a cash fee of 7% of the gross proceeds paid to us for the ordinary shares and warrants that we sell in this offering. We will also reimburse the placement agent for all reasonable out-of-pocket expenses incurred by the placement agent in this offering.

The following table shows the per ordinary share and corresponding warrant and total placement agency fees we will pay to the placement agent in connection with the sale of the ordinary shares and warrants offered pursuant to this prospectus supplement assuming the purchase of all of the ordinary shares and warrants offered hereby:

	Per Share and Corresponding Warrant	Total
Public offering price	$	$
Placement agent fee	$	$
Proceeds, before expenses, to us	$	$

We have agreed to reimburse the placement agent for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total placement agency fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligation to issue and sell ordinary shares and warrants to the purchasers is subject to the conditions set forth in the subscription agreements entered into with the purchasers, which may be waived by us at our discretion. A purchaser’s obligation to purchase ordinary shares and warrants is subject to the conditions set forth in the applicable subscription agreement as well, which may be waived by the purchaser.

We currently anticipate that the sale of up to                      ordinary shares and warrants to purchase              ordinary shares will be completed on or about            , 2014. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agency fees, will be approximately $450,000, which include legal and printing costs, various other fees and reimbursement of the placement agent’s expenses.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any fees or commissions received by it and any profit realized on the resale of securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of ordinary shares by the placement agent. Under these rules and regulations, the placement agent:

•	may not engage in any stabilization activity in connection with our securities; and

•
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution

From time to time in the ordinary course of their respective businesses, the placement agent or its affiliates have in the past or may in the future engage in investment banking and/or other services with us and our affiliates for which they have or may in the future receive customary fees and expenses.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement and subscription agreements. Copies of the placement agency agreement and the form of subscription agreement will be included as exhibits to our Report on Form 6-K that will be filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement forms a part. See “Where You Can Find Additional Information” on page 1 of the prospectus.

The transfer agent for our ordinary shares is American Stock Transfer & Trust Company, LLC.

Our ordinary shares are traded on both the NASDAQ Capital Market and the TASE under the symbol “CYRN.”

LEGAL MATTERS

Certain legal matters with respect to U.S. law will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, New York, NY and certain legal matters with respect to Israeli law will be passed upon for us by Yigal Arnon & Co., Tel Aviv, Israel. Proskauer Rose LLP, New York, NY, has served as U.S. counsel for the placement agent and Amit, Pollak Matalon & Co., Tel Aviv, Israel has served as Israeli counsel for the placement agent.

EXPERTS

The consolidated financial statements of the Company for the year ended December 31, 2013 incorporated in this prospectus supplement by reference have been audited by the accounting firm of Kost Forer Gabbay & Kasierer (a member of EY Global), an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement certain information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file with the SEC after the date of this prospectus supplement will automatically update this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below, which are considered to be a part of this prospectus supplement:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed on April 30, 2014;

•	Report on Form 6-K furnished on May 15, 2014; and

•	The description of our ordinary shares contained in our Form 8-A filed on June 25, 1999, including any reports filed for the purpose of updating such description.

All subsequent Annual Reports on Form 20-F filed by us prior to the termination of the offering and all subsequent Reports on Form 6-K furnished by us that are identified by us as being incorporated by reference prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus supplement. The information contained in any such filing will be deemed to be a part of this prospectus supplement, commencing on the date on which the document is filed.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

7925 Jones Branch Drive
McLean, Virginia 22102
Attn:  Investor Relations
Telephone Number (703) 760-3320

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized under the laws of the State of Israel, and many of our directors and executive officers, as well as the Israeli experts named herein are not residents of the United States, and substantially all of their assets and our assets are located outside the United States. Service of process upon our non-U.S. resident directors and executive officers or the Israeli experts named herein and enforcement of judgments obtained in the United States against us, our directors and executive officers, or the Israeli experts named herein, may be difficult to obtain within the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor “You may have difficulties enforcing a U.S. judgment against us and our executive officers and directors or asserting U.S. securities laws claims in Israel” under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2013, which is incorporated by reference herein.

CYREN Inc. is the U.S. agent authorized to receive service of process in any action against us arising out of this offering or any related purchase or sale of securities. We have not given consent for this agent to accept service of process in connection with any other claim.

APPENDIX A

Form of Warrant

THE ISSUANCE OF THIS WARRANT AND THE WARRANT SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (REGISTRATION NO. 333-196957).

CYREN LTD.

Warrant To Purchase Ordinary Shares

Warrant No.:

Number of Ordinary Shares:

Date of Issuance: [_______], 2014 (“Issuance Date”)

CYREN Ltd., a company organized and registered under the laws of the State of Israel (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [INVESTOR NAME], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Ordinary Shares (including any Warrants to Purchase Ordinary Shares issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the six (6) month anniversary of the Issuance Date, but not after 5:00 p.m., New York time, on the Expiration Date (as defined below), [_____ (_____)] (subject to adjustment as provided herein) fully paid, nonassessable Ordinary Shares (as defined below) (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16.  This Warrant is the Warrant to Purchase Ordinary Shares issued pursuant to (i) Section 1 of that certain Subscription dated as of [_______], 2014 (the “Subscription Date”), by and between the Company and the Holder (the “Subscription Agreement” and together with the other subscription agreements entered into by the Company on the Subscription Date, the “Subscription Agreements”) and (ii) the Company’s Registration Statement on Form F-3 (File number 333-196957) (as amended and supplemented through [________], 2014, the “Registration Statement”).

1.             EXERCISE OF WARRANT.

(a)           Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the date that is six months from the Issuance Date, in whole or in part, by delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant.  Within two (2) Business Days following delivery of the Exercise Notice, the Holder shall make payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds, or provided the conditions for cashless exercise set forth in Section 1(e) are satisfied, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(e)).   Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares.  On or before the second (2nd) Business Day following the date on which the Company has received the Exercise Notice and the Aggregate Exercise Price (the “Exercise Date”), the Company shall transmit by facsimile or electronic mail (or otherwise deliver) an acknowledgment of confirmation of receipt of the Exercise Notice and Aggregate Exercise Price to the Holder and the Company’s transfer agent (the “Transfer Agent”).  On or before the third (3rd) Business Day following the Exercise Date (the “Share Delivery Date”), the Company shall  (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (the “FAST Program”), upon the request of the Holder, credit such aggregate number of Ordinary Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y), if the Transfer Agent is not participating in the FAST Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Ordinary Shares to which the Holder is entitled pursuant to such exercise.   The Warrant Shares so purchased shall be deemed to be issued to the Holder or the Holder’s designee, as the record owner of such Warrant Shares, as of the close of business on the Exercise Date.  If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Ordinary Shares are to be issued upon the exercise of this Warrant, but rather the Company shall pay to Holder cash equal to the product of such fraction multiplied by the Closing Sale Price of one Warrant Share on the Share Delivery Date. The Company shall pay any and all transfer taxes and transfer agent fees which may be payable with respect to the issuance and delivery of Warrant Shares to the Holder upon exercise of this Warrant.

Notwithstanding anything to the contrary, the Warrant Shares may not be issued on the same date as the record date for the distribution of bonus shares, rights offering, the dividend distribution, consolidation of shares, reduction or split in share capital or company split (each of the foregoing, a “Corporate Event”). In addition, to the extent the ex-date of a Corporate Event shall fall prior to the record date of a Corporate Event, the Warrant Shares may not be issued on such ex-date.

(b)           Exercise Price. For purposes of this Warrant, “Exercise Price” means $[•] per Warrant Share, subject to adjustment as provided herein.

(c)           Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed.

(d)           Limitations On Exercise.  The Company shall not effect the exercise of this Warrant, and, except as set forth in the penultimate sentence of this Section 1(d), the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise.  For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such Person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Warrant, in determining the number of outstanding Ordinary Shares, the Holder may rely on the number of outstanding Ordinary Shares as reflected in the most recent of (1) the Company’s Form 20-F or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and its affiliates since the date as of which such number of outstanding Ordinary Shares was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder. The provisions of this paragraph shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained. The limitations contained in this paragraph shall apply to any successor Holder of this Warrant.

(e)           Limited Cashless Exercise. If the Registration Statement (or any subsequent registration statement applicable to the Warrant Shares) permitting the registered issuance of the Warrant Shares is not then effective or the prospectus forming a part thereof is not then available, then the Holder shall be entitled to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows (a “Cashless Exercise”):

X = Y [(A-B)/A]

where:

X = the number of Warrant Shares to be issued to the Holder.
Y = the number of Warrant Shares with respect to which this Warrant is being exercised.
A = the VWAP for the five (5) Trading Days immediately prior to (but not including) the date of delivery of the Exercise Notice.
B = the Exercise Price.

Upon receipt of an Exercise Notice to which this Section 1(e) is applicable, the Company shall notify the Holder within one (1) Trading Day of such applicability and the calculation of the Warrant Shares issuable upon the noticed exercise of the Warrant utilizing cashless exercise, and confirm the Holder’s desire to complete the exercise of the Warrant pursuant to this Section 1(e).

For purposes of Rule 144 promulgated under the Securities Act of 1933, as amended, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

(f)           Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder within three (3) Business Days after the Share Delivery Date in compliance with the terms of this Section 1, a certificate for the number of Ordinary Shares to which the Holder is entitled and register such Ordinary Shares on the Company’s share register or to credit the Holder’s balance account with DTC for such number of Ordinary Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant, and if on or after such Trading Day the Holder, or any third party on behalf of the Holder or for the Holder’s account, purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by the Holder of Ordinary Shares issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Ordinary Shares, times (B) the Closing Sale Price on the Share Delivery Date.

2.     ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a)           Adjustment upon Subdivision or Combination of Ordinary Shares. If the Company at any time on or after the Subscription Date subdivides (by any share split, share dividend, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Subscription Date combines (by any reverse share split, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

 (b)           Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting to all holders of Ordinary Shares of share appreciation rights or phantom share rights), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(b) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

(c)           Calculations. All calculations made under this Section 2 shall be made by rounding to the nearest cent or the nearest 1/100th of an Ordinary Share, as applicable.

3.     RIGHTS UPON DISTRIBUTION OF ASSETS.

(a)           If at any time or from time to time the holders of Ordinary Shares (or any other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor:

(i)           Ordinary Shares or other securities which are at any time directly or indirectly convertible into or exchangeable for Ordinary Shares, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution (other than an issuance due to a subdivision covered in Section 2(a) above);

(ii)           any cash paid or payable, including any declared and paid cash dividends; or

(iii)           Ordinary Shares or additional shares or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement (other than Ordinary Shares pursuant to Section 2(a) above), then and in each such case, the Exercise Price in effect immediately prior to such distribution will be reduced by the value of the distribution per Ordinary Share.  The number of Warrant Shares shall be increased to a number of shares equal to the number of Ordinary Shares obtainable upon exercise in full of this Warrant immediately prior to the close of business on the record date fixed for the determination (without regard to any restrictions or limitations on exercise of this Warrant) of holders of Ordinary Shares entitled to receive the distribution multiplied by a fraction equal to the Exercise Price in effect immediately prior to the Exercise Price adjustment set forth in the immediately preceding sentence over the Exercise Price in effect immediately following such adjustment. The value of a distribution shall be determined as follows:  (i) in the case of a cash distribution, the dollar amount of cash distributed per Ordinary Share; (ii) in the case of a distribution (other than cash) the value of which can be determined using the Black-Scholes Option Pricing Model (including, without limitation, options, warrants and similar securities), the Black-Scholes Value of such distribution per Ordinary Share; and (iii) in the case of a distribution (other than cash) that cannot be determined using the Black-Scholes Option Pricing Model, the value of such distribution per Ordinary Share determined by a valuation agent reasonably acceptable to the Company and the Holder.

(b)           Upon the occurrence of each adjustment pursuant to this Section 3, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and number or type of Warrant Shares describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based, including the expiration date of any applicable options, warrants or rights. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Transfer Agent.  All calculations made under this Section 3 shall be made by rounding to the nearest cent or the nearest 1/100th of any security, as applicable.

4.     FUNDAMENTAL TRANSACTIONS.  If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 1(d) on the exercise of this Warrant), the number of Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 1(d) on the exercise of this Warrant).  For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  Notwithstanding anything to the contrary, in the event of a Fundamental Transaction other than one in which a Successor Entity (as defined below) that is a publicly traded corporation whose stock is quoted or listed for trading on an Eligible Market assumes this Warrant such that the Warrant shall be exercisable for the publicly traded Ordinary Shares of such Successor Entity, the Company or any Successor Entity shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black-Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction. As used herein (w) “Black-Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Date, (x) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity (as defined below)) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into, (y) “Eligible Market” means the Tel Aviv Stock Exchange, NYSE MKT, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing) and (z) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4 and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

5.     NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Memorandum of Association or Articles of Association or other governing documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith comply with all the provisions of this Warrant and take all actions consistent with effectuating the purposes of this Warrant. Without limiting the generality of the foregoing, the Company (i) shall not increase the nominal value of any Ordinary Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares upon the exercise of this Warrant, and (iii) shall, so long as this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the exercise of this Warrant, 100% of the number of Ordinary Shares issuable upon exercise of the Warrants then outstanding (without regard to any limitations on exercise).

6.     WARRANT HOLDER NOT DEEMED A SHAREHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of shares, reclassification of shares, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.  Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders, provided that any such notice or information published via international wire or furnished to or filed with the U.S. Securities and Exchange Commission shall satisfy this requirement.

7.     REISSUANCE OF WARRANTS; NO FRACTIONAL SHARES.

(a)           Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company and deliver the completed and executed Assignment Form, in the form attached hereto as Exhibit B, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less then the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)           Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)           Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional Ordinary Shares shall be given.

(d)           Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of Ordinary Shares underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8.     NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile or electronic mail if sent during normal business hours of the recipient and, if not, then on the next Business Day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page hereto and to Holder at the applicable address set forth on the applicable signature page to the Subscription Agreement or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

9.     AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of Holders owning a majority in interest of the outstanding Warrants issued under the Subscription Agreements; provided, that (x) any such amendment or waiver must apply to all Warrants issued by the Company pursuant to the Subscription Agreements; and (y) the number of Warrant Shares subject to this Warrant, the Exercise Price and the Expiration Date may not be amended, and the right to exercise this Warrant may not be altered or waived, without the written consent of the Holder. No waiver of any provision hereunder shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10.   SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

11.   GOVERNING LAW; SUBMISSION TO JURISDICTION. Except as described in Section 13, this Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

12.   CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

13.   DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail (or otherwise deliver) within two (2) Business Days of receipt by the Company of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within four (4) Business Days thereafter submit via facsimile or electronic mail (or otherwise deliver) the disputed determination of the Exercise Price or Warrant Shares to an independent, reputable investment bank mutually agreeable to the Company and the Holder. The Company shall cause the investment bank to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. The expenses of the investment bank and any other reasonable expenses incurred in good faith in connection with any such dispute will be borne by the Company unless the investment bank or accountant determines that the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares by the Holder was incorrect, in which case the expenses of the investment bank and any other reasonable expenses incurred in connection with any such dispute will be borne by the Holder.

14.   REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.

15.   TRANSFER. This Warrant may be offered for sale, sold, transferred, hypothecated or assigned without the consent of the Company.  This Warrant and the Warrant Shares have been registered by the Company with the U.S. Securities and Exchange Commission pursuant to the Registration Statement.

16.   CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a)           “Business Day” means any day other than Friday, Saturday, Sunday or other day on which commercial banks in The Cities of New York or Tel Aviv, Israel are authorized or required by law to remain closed.

(b)           “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security in the United States, the last trade price of such security on the principal securities exchange or trading market in the United States where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported on Pink Quote published by Pink OTC Markets Inc. (formerly Pink Sheets). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during such period.

(c)           Intentionally omitted.

(d)           Intentionally omitted.

(e)           “Expiration Date” means the date ninety (90) months following the Issuance Date or, if such date falls on a day on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(f)            “Ordinary Shares” means (i)  the Company’s ordinary shares, NIS 0.15 nominal value, and (ii) any share capital into which such Ordinary Shares shall have been changed or any share capital resulting from a reclassification of such Ordinary Shares.

(g)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(h)           “Principal Market” means The NASDAQ Capital Market.

(i)            “Trading Day” means any day on which the Ordinary Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market in the United States for the Ordinary Shares, then on the principal securities exchange or securities market in the United States on which the Ordinary Shares are then traded; provided that “Trading Day” shall not include any day on which the Ordinary Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Ordinary Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(j)            “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on the Principal Market or an Eligible Market, the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the trading market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time), (b) if then quoted on the  OTC Bulletin Board, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Ordinary Shares are not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Ordinary Shares are then reported on Pink Quote published by Pink OTC Markets Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Ordinary Share so reported, or (d) in all other cases, the fair market value of one Ordinary Share as determined by an independent appraiser reasonably acceptable to the Company and selected in good faith by the Investors identified on those Subscription Agreements executed on the Subscription Date holding a majority in interest of the Shares issued pursuant to the Subscription Agreements which are then outstanding, the fees and expenses of which shall be paid by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Ordinary Shares to be duly executed as of the Issuance Date set out above.

CYREN LTD.
By:
Name:
Title:
Address for Notices:

[Signature Page to Warrant]

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE ORDINARY SHARES

CYREN LTD.

The undersigned holder hereby exercises the right to purchase                      Ordinary Shares (“Warrant Shares”) of CYREN Ltd., a company organized and registered under the laws of the State of Israel (the “Company”), evidenced by the attached Warrant to Purchase Ordinary Shares (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.           Payment of Exercise Price. The holder shall pay the Aggregate Exercise Price in the sum of $_____ to the Company in accordance with the terms of the Warrant.

2.           Delivery of Warrant Shares. The Company shall deliver to the holder ______ Warrant Shares in accordance with the terms of the Warrant and, after delivery of such Warrant Shares,                      Warrant Shares remain subject to the Warrant.

3.           Representations and Warranties.  By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the holder will not beneficially own in excess of the number of Ordinary Shares (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) permitted to be beneficially owned under Section 1(d) of the Warrant.

Date:                      __, ______

Name of Registered holder

By:_________________ Name: Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs American Stock Transfer & Trust Company, LLC to issue the above indicated number of Ordinary Shares in accordance with the Transfer Agent Instructions dated [_________] from the Company [and acknowledged and agreed to by American Stock Transfer & Trust Company, LLC].

CYREN LTD.

By:
Name:
Title:

EXHIBIT B

ASSIGNMENT FORM

CYREN LTD.

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:	(Please Print)

Address:

(Please Print)

Dated:                      _____, _____

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

$50,000,000

PROSPECTUS

CYREN Ltd.

Debt Securities
Ordinary Shares
Warrants

We may offer and sell securities from time to time in one or more offerings of up to $50,000,000 in aggregate offering price. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus.  The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our ordinary shares are listed on The NASDAQ Capital Market under the symbol CYRN. Our ordinary shares are also listed on the Tel Aviv Stock Exchange under the symbol CYRN. As of June 18, 2014, the aggregate market value of our outstanding ordinary shares held by non-affiliates was approximately $68,437,146, based on 26,577,579 ordinary shares outstanding, of which 21,122,576 were held by non-affiliates and a per share closing price of $3.24. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities pursuant to the registration statement of which this prospectus forms a part with a value of more than one-third of the aggregate market value of our ordinary shares held by non-affiliates in any 12 calendar month period, so long as the aggregate market value of our ordinary shares held by non-affiliates is less than $75,000,000. In the event that subsequent to the effective date of the registration statement of which this prospectus forms a part, the aggregate market value of our outstanding ordinary shares held by non-affiliates equals or exceeds $75,000,000, then the one-third limitation on sales shall not apply to additional sales made pursuant to this registration statement. We have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.  We will state on the cover of each prospectus supplement the amount of our outstanding ordinary shares held by non-affiliates, the amount of securities being offered and the amount of securities sold during the prior 12 calendar month period that ends on, and includes, the date of the prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 3, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings for an aggregate initial offering price of up to $50,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 1 of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our,” “us” and “CYREN” refer, collectively, to CYREN Ltd., an Israeli registered public company formerly known as Commtouch Software Ltd., and its consolidated subsidiaries.

We have filed trademark applications for “CYREN”.  We are also actively maintaining our registered trademark for “Commtouch”, which is registered in the U.S., Canada, Israel, European Union and China.  This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information in and exhibits to the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) applicable to foreign private issuers. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of ordinary shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You may read our SEC filings, including the registration statement of which this prospectus forms a part, on the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also access our SEC filings at our website http://www.cyren.com. The information on our website is not intended to be a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated into this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 000-26495):

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed on April 30, 2014;

•	Report on Form 6-K furnished on May 15, 2014; and

•	The description of our ordinary shares contained in our Form 8-A filed on June 25, 1999, including any reports filed for the purpose of updating such description.

All subsequent annual reports on Form 20-F filed by us prior to the termination of the offering and all subsequent reports on Form 6-K furnished by us that are identified by us as being incorporated by reference prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

7925 Jones Branch Drive
McLean, Virginia 22102
Attn:  Investor Relations
Telephone Number (703) 760-3320

RISK FACTORS

Investing in our securities is very risky. Please carefully consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Item 3. Key Information - D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2013, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and the beliefs and assumptions of our management. In addition, statements in the future tense, and statements including words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are merely predictions and therefore inherently subject to uncertainties and other factors and involve known and unknown risks that could cause our actual results, performance, levels of activity, achievements or industry results, to be materially different from those expressed or implied by such forward-looking statements as a result of numerous factors, including business conditions and growth or deterioration in the Internet market, commerce and the general economy, both domestic as well as international; fewer than expected new-partner relationships; competitive factors including pricing pressures, technological developments and products offered by competitors; the availability of resources from suppliers and other third parties; the ability of our original equipment manufacturer (“OEM”) partners to successfully penetrate markets with products integrated with CYREN technology; a slower-than-expected acceptance rate for our newer product offerings; availability of qualified staff; and technological difficulties and resource constraints encountered in developing new products, as well as those risks detailed in the section of any accompanying prospectus supplement entitled “Risk Factors,” and  those risks described in the documents we file from time to time with the SEC that are incorporated by reference in this prospectus, specifically our most recent Annual Report on Form 20-F and our Current Report on Form 6-K. Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances, or otherwise after the date hereof.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in one or more prospectus supplements) an indeterminate number of securities as shall have a maximum aggregate offering price of $50,000,000. The actual price of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer.  Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities pursuant to the registration statement of which this prospectus forms a part with a value of more than one-third of the aggregate market value of our ordinary shares held by non-affiliates in any 12 calendar month period, so long as the aggregate market value of our ordinary shares held by non-affiliates is less than $75,000,000. In the event that subsequent to the effective date of the registration statement of which this prospectus forms a part, the aggregate market value of our outstanding ordinary shares held by non-affiliates equals or exceeds $75,000,000, then the one-third limitation on sales shall not apply to additional sales made pursuant to this registration statement. We will state on the cover of each prospectus supplement the amount of our outstanding ordinary shares held by non-affiliates, the amount of securities being offered and the amount of securities sold during the prior 12 calendar month period that ends on, and includes, the date of the prospectus supplement.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our capitalization and indebtedness determined in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, as of March 31, 2014. The information in this table should be read in conjunction with our audited U.S. GAAP financial statements as of and for the year ended December 31, 2013 and the notes thereto, included in our annual report on Form 20-F for the year ended December 31, 2013, and our unaudited financial statements for the three-month period ended March 31, 2014, included in our report on Form 6-K furnished on May 15, 2014.

As of March 31, 2014
(in thousands)
Bank credit line:	$4,297
Earnout liabilities:	$4,385
Total debt	$8,682
Shareholders’ equity:	$26,797
Total debt and equity:	$35,479

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized under the laws of the State of Israel, and many of our directors and executive officers, as well as the Israeli experts named herein are not residents of the United States, and substantially all of their assets and our assets are located outside the United States. Service of process upon our non-U.S. resident directors and executive officers or the Israeli experts named herein and enforcement of judgments obtained in the United States against us, our directors and executive officers, or the Israeli experts named herein, may be difficult to obtain within the United States. For further information regarding enforceability of civil liabilities against us and certain other persons, see the risk factor “You may have difficulties enforcing a U.S. judgment against us and our executive officers and directors or asserting U.S. securities laws claims in Israel” under the heading "Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2013, which is incorporated by reference herein.

CYREN Inc. is the U.S. agent authorized to receive service of process in any action against us arising out of this offering or any related purchase or sale of securities. We have not given consent for this agent to accept service of process in connection with any other claim.

CYREN LTD.

CYREN is a global leader in information security solutions for protecting web, email and mobile transactions. We are a pioneering security-as-a-service provider of integrated cloud-based security technology providing cost-effective, easily deployed solutions that mitigate external and internal threats, including modern cyber-threats, advanced malware attacks, information leaks, legal liability and productivity loss through global data detection, prevention and intelligence. CYREN delivers innovative security services and detection technologies, designed to protect end users from virus, phishing and malware attacks across all their devices, wherever end users are.

Organizations rely on the Internet and email to conduct business, and frequently send critical or confidential information outside their network perimeters as part of their established business processes. Accelerating use of rich web-based applications with real-time interaction, social web sites with user-generated content, and the rise of cloud services, are increasing the volume and value of information transmitted across the Internet. At the same time, the cost and number of security breaches involving data loss has increased, and regulatory compliance requirements have become more stringent. These trends support the need for unified, organization-wide web and email security solutions that include data loss prevention capabilities and address the dynamic nature of both web content and cyber-threats.

A fundamental shift in the sources of cyber crime, from hackers to organized crime and governments, combined with the emergence of international data trafficking and sophisticated advanced persistent threats (“APTs”), polymorphic threats, zero-day exploits, and user-transplant “drive-by” downloads, is driving an unprecedented wave of targeted, malicious attacks designed to steal valuable information. At the same time, the growth of business-to-business collaboration, as well as the consumerization of IT and the associated adoption of mobile devices and unmanaged Internet-based applications, has proliferated sensitive data and reduced the effectiveness of many existing security products. These factors have contributed to an increasing number of severe data breaches and expanding regulatory mandates, all of which have accelerated demand for effective data protection and security solutions.

CYREN is a leading provider of cloud-based security solutions that deliver powerful protection through global data intelligence. Regardless of the device or its location, CYREN’s easily deployed web, email, and antimalware products deliver uncompromising protection in both embedded and security-as-a-service deployments. Organizations rely on CYREN’s cloud-based threat detection and proactive security analytics to provide up-to-date spam classifications, URL categorization and malware detection services. The CYREN GlobalView™ cloud security platform leverages Recurrent Pattern Detection™ technologies to protect more than 550 million users in 190 countries.

Our internet security solutions include real-time inbound and outbound antispam protection for service providers, our Zero-Hour™ virus outbreak detection product, our GlobalView™ Mail Reputation perimeter defense solution, Command Antivirus, GlobalView URL Filtering SDK and, more recently and CYREN WebSecurity (CWS) (which includes cloud based URL filtering and antimalware protection).

We sell our products and services internationally in approximately 190 countries primarily through third party distribution channels comprised of distributors and value-added resellers with substantial support from our internal sales team and sales engineers. Generally, our software development kit products are provided to OEM and service provider customers, who in turn integrate the software into their product or service offerings for sale or provision of our services to their customers. We are paid service fees under a variety of fee structures, including fixed fee and fee sharing arrangements.

We were organized as a private company under the laws of the State of Israel on February 10, 1991 and our legal form is a company limited by shares. We became a public company on July 15, 1999 under the name Commtouch Software Ltd.  In January 2014, we changed our legal name to CYREN Ltd., and on February 19, 2014, we announced the completion of our name change.

Our principal executive offices are located at 1 Sapir Rd., 5th Floor, Beit Ampa, P.O. Box 4014, Herzliya, 46140 Israel, and our telephone number is 972–9–863–6888.  Our Amended and Restated Articles of Association are on file in Israel with the office of the Israeli Registrar of Companies and available for public inspection at that office.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

	2013		2012	2011	2010	2009
Ratios of earnings to fixed charges	(3.6x	)	4.8x	23.8x	N/A	N/A

       N/A indicates the Company had no debt or associated fixed charges in that year. Earnings are calculated in accordance to US GAAP, as reported in the Company’s 20-F annual report for the year ended December 31, 2013. Fixed charges include interest on the Company’s bank loans and/or lines of credit, and financial expenses related to the accretion of discount of earnout liabilities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital and capital expenditures. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities which may be senior or subordinated. We refer to the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we file with the SEC. When we refer to “the Company,” “we,” “our,” and “us” in this section, we mean CYREN Ltd. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

We may issue senior debt securities from time to time, in one or more series under a senior indenture to be entered into between us and a senior trustee to be named in a prospectus supplement, which we refer to as the senior trustee. We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture to be entered into between us and a subordinated trustee to be named in a prospectus supplement, which we refer to as the subordinated trustee. The forms of senior indenture and subordinated indenture are filed as exhibits to the registration statement of which this prospectus forms a part. Together, the senior indenture and the subordinated indenture are referred to as the indentures and, together, the senior trustee and the subordinated trustee are referred to as the trustees. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections of or defined terms in the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

None of the indentures will limit the amount of debt securities that we may issue. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us or in amounts determined by reference to an index.

General

The senior debt securities will constitute our unsecured and unsubordinated general obligations and will rank pari passu with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute our unsecured and subordinated general obligations and will be junior in right of payment to our senior indebtedness (including senior debt securities), as described under the heading “—Certain Terms of the Subordinated Debt Securities—Subordination.” The debt securities will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries unless such subsidiaries expressly guarantee such debt securities.

The debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement and/or free writing prospectus will include any additional or different terms of the debt securities of any series being offered, including the following terms:

•	the title and type of the debt securities;

•	whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated indenture the terms on which they are subordinated;

•	the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•
the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund, purchase fund or other analogous fund, if any;

•	any redemption dates, prices, obligations and restrictions on the debt securities;

•
the currency, currencies or currency units in which the debt securities will be denominated and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	any conversion or exchange features of the debt securities;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	whether the debt securities will be issued in definitive or global form or in definitive form only upon satisfaction of certain conditions;

•	any special tax implications of the debt securities; and

•	any other material terms of the debt securities.

When we refer to “principal” in this section with reference to the debt securities, we are also referring to “premium, if any.”

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue additional debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than (1) the payment of interest accruing prior to the issue date of such additional debt securities or (2) the first payment of interest following the issue date of such additional debt securities). Such additional debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

Covenants. Unless we indicate otherwise in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets. Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, in either case, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the senior indenture);

•	the successor entity assumes our obligations on the senior debt securities and under the senior indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

No Protection in the Event of a Change in Control. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the following are events of default under the senior indenture for any series of senior debt securities:

•	failure to pay interest on any senior debt securities of such series when due and payable, if that default continues for a period of 30 days (or such other period as may be specified for such series);

•
failure to pay principal on the senior debt securities of such series when due and payable whether at maturity, upon redemption, by declaration or otherwise (and, if specified for such series, the continuance of such failure for a specified period);

•
default in the performance of or breach of any of our covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 days after we receive written notice from the trustee or from the holders of 25% or more in aggregate principal amount of the senior debt securities of such series;

•	certain events of bankruptcy or insolvency, whether or not voluntary; and

•	any other event of default provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement.

The default by us under any other debt, including any other series of debt securities, is not a default under the senior indenture.

If an event of default other than an event of default specified in the fourth bullet point above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest on such series of senior debt securities to be immediately due and payable, and upon this declaration, the same shall become immediately due and payable.

If an event of default specified in the fourth bullet point above occurs and is continuing, the entire principal amount of and accrued interest on each series of senior debt securities then outstanding shall become immediately due and payable.

Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class. Furthermore, subject to various provisions in the senior indenture, the holders of a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such senior debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

The holders of a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the senior indenture, that may involve the trustee in personal liability or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a senior debt security to receive payment of the principal of and interest on such senior debt security in accordance with the terms of such debt security, or to bring suit for the enforcement of any such payment in accordance with the terms of such debt security, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any senior debt security is outstanding, as to their knowledge of our compliance with all covenants, agreements and conditions under the senior indenture.

Satisfaction and Discharge. We can satisfy and discharge our obligations to holders of any series of debt securities if:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all senior debt securities of such series outstanding under the senior indenture; or

•
all senior debt securities of such series have become due and payable or will become due and payable within one year (or are to be called for redemption within one year) and we deposit in trust a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us. Purchasers of the debt securities should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the U.S. federal income tax law.

Defeasance. Unless the applicable prospectus supplement provides otherwise, the following discussion of legal defeasance and discharge and covenant defeasance will apply to any series of debt securities issued under the indentures.

Legal Defeasance. We can legally release ourselves from any payment or other obligations on the debt securities of any series (called “legal defeasance”) if certain conditions are met, including the following:

•
We deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

•
There is a change in current U.S. federal income tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above.

If we accomplish legal defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall.

Covenant Defeasance. Without any change of current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the debt securities (called “covenant defeasance”). In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following (among other things):

•
We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of cash and U.S. government or U.S. government agency obligations that will generate enough cash to make interest, principal and any other payments on the debt securities of that series on their various due dates.

•
We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.

If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the events causing the default, you may not be able to obtain payment of the shortfall.

Modification and Waiver. We and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

•	to convey, transfer, assign, mortgage or pledge any assets as security for the senior debt securities of one or more series;

•
to evidence the succession of a corporation, limited liability company, partnership or trust to us, and the assumption by such successor of our covenants, agreements and obligations under the senior indenture or to otherwise comply with the covenant relating to mergers, consolidations and sales of assets;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the senior indenture under the Trust Indenture Act of 1939, as amended;

•
to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•
to cure any ambiguity, defect or inconsistency in the senior indenture or in any supplemental indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or any applicable prospectus supplement;

•	to provide for or add guarantors with respect to the senior debt securities of any series;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•
to evidence and provide for the acceptance of appointment under the senior indenture by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of senior debt securities;

•	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting together as a single class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	extends the final maturity of any senior debt securities of such series;

•	reduces the principal amount of any senior debt securities of such series;

•	reduces the rate or extends the time of payment of interest on any senior debt securities of such series;

•	reduces the amount payable upon the redemption of any senior debt securities of such series;

•	changes the currency of payment of principal of or interest on any senior debt securities of such series;

•	reduces the principal amount of original issue discount securities payable upon acceleration of maturity or the amount provable in bankruptcy;

•	waives an uncured default in the payment of principal of or interest on the senior debt securities (except in the case of a rescission of acceleration as described above);

•
changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any senior debt securities of such series on or after the due date therefor;

•
modifies any of the provisions of these restrictions on amendments and modifications, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each senior debt security of such series affected by the modification; or

•
reduces the above-stated percentage of outstanding senior debt securities of such series whose holders must consent to a supplemental indenture or modifies or amends or waives certain provisions of or defaults under the senior indenture.

It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver of the senior indenture in accordance with the provisions described in this section becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers, Directors. The senior indenture provides that no recourse shall be had under any obligation, covenant or agreement of ours in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers or directors, past, present or future, or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee. The senior indenture provides that, except during the continuance of an event of default, the trustee will not be liable except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The senior indenture and the provisions of the Trust Indenture Act of 1939 incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

We may have normal banking relationships with the senior trustee in the ordinary course of business.

Unclaimed Funds. All funds deposited with the trustee or any paying agent for the payment of principal, premium, interest or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the date upon which such principal, premium or interest became due and payable will be repaid to us. Thereafter, any right of any holder of senior debt securities to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law. The senior indenture and the senior debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination. The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of our senior indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, we may not make any payment of principal of or interest on the subordinated debt securities (except for certain sinking fund payments). In addition, upon any payment or distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our senior indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “senior indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations that are capitalized on the books of that person in accordance with generally accepted accounting principles;

•
all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•
all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute senior indebtedness for purposes of the subordinated debt indenture.

DESCRIPTION OF ORDINARY SHARES

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our Memorandum of Association, our articles of association and applicable provisions of Israeli corporate law. You should read our Memorandum of Association and articles of association, which are filed as exhibits to  the registration statement of which this prospectus forms a part, for the provisions that are important to you.

We are registered under the Israel Companies Law as a public company with registration number 52-004418-1.  The objective stated in our Memorandum of Association is to engage in any lawful activity.

As of June 18, 2014, our authorized share capital consisted of 55,353,340 ordinary shares, NIS 0.15 par value.  As of June 18, 2014, there are 26,577,579 ordinary shares issued and outstanding.

Our ordinary shares are listed on The NASDAQ Capital Market under the symbol CYRN and on the Tel Aviv Stock Exchange under the symbol CYRN.

Description of Ordinary Shares

All issued and outstanding ordinary shares of CYREN Ltd. are duly authorized and validly issued, fully paid and non-assessable.

The ordinary shares do not have preemptive rights. The ordinary shares may generally be freely transferred under our Amended and Restated Articles of Association, unless the transfer is restricted or prohibited by applicable law or the rules of the stock exchange on which the shares are traded. Our Memorandum of Association, Amended and Restated Articles of Association and the laws of the State of Israel do not restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except, under certain circumstances, with respect to ownership by subjects of countries which are, or have been, in a state of war with Israel.

Dividend and Liquidation Rights

The ordinary shares are entitled to their full proportion of any cash or share dividend declared.

Subjects to the rights of the holders of shares with preferential or other special rights that may be authorized, the holders of ordinary shares are entitled to receive dividends in proportion to the sums paid up or credited as paid up on account of the nominal value of their respective holdings of the shares in respect of which the dividend is being paid (without taking into account the premium paid up on the shares) out of assets legally available therefor and, in the event of our winding up, to share ratably in all assets remaining after payment of liabilities in proportion to the nominal value of their respective holdings of the shares in respect of which such distribution is being made, subject to applicable law. Declaration of a dividend requires approval by the Board of Directors.

Under current Israeli regulations, any dividends or other distributions paid in respect of ordinary shares purchased by non-residents of Israel with certain non-Israeli currencies (including U.S. dollars) will be freely repatriated in such non-Israeli currencies at the rate of exchange prevailing at the time of conversion, provided that Israel income tax has been paid on or withheld from such payments.

Modification of Class Rights

If at any time the share capital is divided into different classes of shares, then, unless the conditions of allotment of such class provide otherwise, the rights, additional rights, advantages, restrictions and conditions attached or not attached to any class, at any given time, may be modified, enhanced, added or abrogated by resolution at a meeting of the holders of the shares of such class.

Pursuant to Israel’s securities law, a company registering its shares for trade on the Tel Aviv Stock Exchange may not have more than one class of shares for a period of one year following registration, after which it is permitted to issue preferred shares, if the preference of those shares is limited to a preference in the distribution of dividends and these preferred shares have no voting rights.

Special Provisions in Amended and Restated Articles of Association Relating To Directors

The discussion regarding approval of director compensation and transactions with the Company under “Item 6. Directors, Senior Management and Employees - Approval of Certain Transactions; Obligations of Directors, Officers and Shareholders” in the Annual Report on Form 20-F for the fiscal year ended December 31, 2013 is incorporated herein by reference.

Voting, Shareholder Meetings and Resolutions

Holders of ordinary shares have one vote for each share held on all matters submitted to a vote of shareholders.

An annual general meeting must be held once every calendar year at such time (not more than 15 months after the last preceding annual general meeting) and at such place, either within or outside the State of Israel, as may be determined by the Board of Directors. The quorum required for a general meeting of shareholders consists of at least two shareholders present in person or by proxy and holding at least one-third of the voting rights of the issued share capital. A meeting adjourned for lack of a quorum may be adjourned to the same day in the next week at the same time and place, or to such time and place as the Board of Directors may determine in a notice to shareholders. At such reconvened meeting any two shareholders entitled to vote and present in person or by proxy will constitute a quorum. Rule 5620(c) to NASDAQ Listing Rules requires that an issuer listed on NASDAQ should have a quorum requirement that in no case be less than 33 1/3% of the outstanding shares of the company’s common voting stock. However, as mentioned above, our articles of association, consistent with the Israel Companies Law, provides for a lower quorum requirement at an adjourned meeting.

Generally, shareholder resolutions will be deemed adopted if approved by the holders of a majority of the voting power represented at the meeting, in person or by proxy, and voting thereon. For certain matters as described under the Israel Companies Law, there is a requirement that the majority include the affirmative vote of at least a majority of the votes cast by shareholders who are not controlling shareholders of the Company or interested parties in the matter to be voted upon (or their representatives) or, alternatively, the total shareholdings of the votes cast against the proposal (other than by the Company’s controlling shareholders or interested parties in the matter to be voted upon) must not present more than two percent of the voting rights in the Company.

Anti-Takeover Provisions Under Israeli Law

Under the Israel Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required. In addition, a merger can be completed only after 30 days have passed from the shareholders’ approval of each of the merging companies, all approvals have been submitted to the Israeli Registrar of Companies and at least fifty days have passed from the time that a proposal for approval of the merger was filed with the Registrar.

The Israel Companies Law provides that in general, an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold 25% or more of the voting rights in the company, unless there is already another 25% shareholder of the company.  Similarly, the Companies Law provides that in general, an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold more than 45% of the voting rights of the company, unless someone else already holds 45% of the voting power of the company.

Israeli tax law treats specified acquisitions, including a stock-for-stock swap between an Israeli company and a foreign company, less favorably than does U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to taxation before it would become taxable in the United States, even though the investment has not become liquid, although in the case of shares of a foreign corporation that are traded on a stock exchange, the tax may be postponed subject to certain conditions.

Transfer of Shares and Notices

Fully paid ordinary shares that are issued and not subject to any legal restrictions on transference may be transferred freely. Each shareholder of record is entitled to receive at least 21 days’ prior notice (and for certain matters, 35 days’ prior notice) before the date of a shareholder meeting and at least five days’ prior notice before the record date for the meeting.  For purposes of determining the shareholders entitled to notice of and to vote at such meeting, the Board of Directors may fix a record date not exceeding 40 days prior to the date of any shareholder meeting.

Changes in Our Capital

Changes in our capital are subject to the approval of the shareholders, generally by a majority of the votes of shareholders present by person or by proxy and voting at the shareholders meeting.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares or debt securities. The applicable prospectus supplement will also describe the following terms of any warrants:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in definitive or global form or in any combination of these forms;

•	any applicable material Israeli and U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

•	the number of ordinary shares purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

FORMS OF SECURITIES

Each debt security and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the debt securities and warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable indenture or warrant agreement. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture or warrant agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture or warrant agreement, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of us, or any trustee, warrant agent, unit agent or other agent of ours, or any agent of any trustee, warrant agent or unit agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment to holders of principal, premium, interest or other distribution of underlying securities or other property on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell securities:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price and the proceeds we will receive from the sale of the securities;

•	any discounts and commissions to be allowed or re-allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or re-allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•
the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•
if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Yigal Arnon & Co. and/or Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements of CYREN Ltd. appearing in CYREN Ltd's Annual Report (Form 20-F) for the year ended December 31, 2013 (including schedules appearing therein),  have been audited by Kost Forer Gabbay & Kasierer (a member of EY Global), independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES

Set forth below are estimates (except in the case of the SEC registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities, other than underwriting discounts and commissions.

SEC registration fee	$6,440
Printing and engraving*	4,000
Accounting services*	5,000
Legal fees of registrant’s counsel*	90,000
Transfer agent’s fees and expenses*	3,000
Miscellaneous*	3,000
Total	$111,440
___________
*Estimated

                   Ordinary Shares

Warrants to Purchase up to                     Ordinary Shares
CYREN Ltd.
_______________________________________________________

     Prospectus Supplement

July        , 2014
______________________________________________________

William Blair